Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-75093) on Form S-8 of Integra Bank Corporation of our report dated June 26, 2007, relating to the financial statements and supplemental schedule of the Integra Bank Corporation Employees’ 401(k) Plan as of and for the year ended December 31, 2006, which appear in the December 31, 2006, annual report on Form 11-K of Integra Bank Corporation Employees’ 401(k) Plan.
/s/ KraftCPAs PLLC
Nashville, Tennessee
June 26, 2007